AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (hereinafter referred to as the “Agreement”), is made this 28th day of NOVEMBER, 2007, by and between (i) LOUDOUN LAND VENTURE LLC, a Delaware limited liability company (hereinafter referred to as “Seller”) and (ii) NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association (as “Purchaser”).
WITNESSETH:
     WHEREAS, Seller is the owner of certain unimproved real property located in Loudoun County, Virginia known as a part of Loudoun County, Virginia Tax Map. #93, Parcel 13 consisting in the aggregate of approximately 27.6177 acres and labeled as Parcel M (Area 1) and Parcel M (Area 2) and more particularly described on Exhibit A attached hereto (hereinafter the “Real Property”). Together with the Real Property, Seller shall convey to Purchaser all easements, rights, privileges, rights-of-way, hereditaments, tenements and appurtenances belonging to the Real Property, all right, title and interest in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way, in, on, across, in front of, contiguous to, abutting or adjoining the Real Property, and all improvements situate thereon; and
     WHEREAS, Seller is the holder of certain intangible property used or useable in connection with the Real Property, including, but not limited to Seller’s rights in and to licenses, permits and authorizations used or useable in connection with any part of the Real Property, all development rights associated with the Real Property, and, to the extent assignable, all of Seller’s right, title and interest in any engineering, architectural, archaeological, environmental, wetlands, soils, site plans, traffic studies and similar materials relating to the ownership or development of the Real Property, including but not limited to with respect to the Special Exception (as defined herein) (collectively, the “Intangible Property, Permits and Plans”, and, together with the Real Property, the “Property”); and
     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, the Property, in accordance with the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, made one to another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement of Purchase and Sale.
          (a) Seller hereby agrees to sell and convey the Real Property to Purchaser and Purchaser hereby agrees to purchase the Real Property from Seller, in accordance with the terms and provisions hereof.
          (b) Seller hereby agrees to assign all of its right, title and interest in and to the Intangible Property to Purchaser, and Purchaser agrees to accept such assignment from Seller in accordance with the terms and provisions hereof.
          (c) As a part of the sale of the Real Property by Seller to Purchaser, Purchaser agrees to assume from Seller any and all obligations to make, perform, undertake and/or make any contribution in lieu thereof, of the Development Obligations (as defined in Section 13 hereof) relative or appurtenant to the Real Property.
     2. Title. Title to the Real Property shall be good and marketable, of record and in fact, free and clear of all occupancy agreements, liens, encumbrances and encroachments and subject only to the operation and effect of the Permitted Exceptions (as hereafter defined). As used herein, the term “Permitted Exceptions” shall be deemed to mean all matters reflected or disclosed on the existing Record Plat for the Real Property (or a survey if obtained by Purchaser) and all instruments and matters of record among the Land Records of Loudoun County, Virginia (the “Land Records”) and reflected on a commitment for title insurance (the “Title Commitment”) from Loudoun Commercial Title, LLC (the “Title Company”) covering the Real Property, to which Purchaser has not objected pursuant to the terms hereof. Permitted Exceptions shall specifically include those certain proffered conditions set forth in County Zoning Map Amendment (“ZMAP”) ZMAP 90-0015 (as the same may have heretofore or hereafter be amended and modified, collectively, the “Proffers”). Purchaser’s objections shall be set forth in a written notice to Seller given ten (10) days prior to the expiration of the Feasibility Study Period (the “Title Period”). Notwithstanding anything to the contrary contained in this Agreement, Purchaser hereby specifically disapproves of any liens evidencing monetary encumbrances (other than liens for non-delinquent real property taxes).
          Title to the Real Property shall be deemed good and marketable if the Title Company agrees to insure fee simple title to the Real Property and issue to Purchaser, at standard premium rates, an owner’s title insurance policy, subject only to the Permitted Exceptions. If there are title or survey matters to which Purchaser objects, Purchaser shall notify Seller of such title objections within the Title Period and Seller shall within five (5) days from receiving notice elect, by written notice to Purchaser, to cure or not to cure such defect, provided Seller shall use good faith efforts to cure any matter that can be cured at a cost of less than $10,000 (in the aggregate) and without resorting to litigation. If Seller is not required or elects not to cure the title objection in accordance with the preceding sentence, then Purchaser shall, not later than the expiration of the Feasibility Study Period, elect by written notice to Seller to either (1) waive the title objection and proceed with Settlement, or (2) terminate this Agreement, in which event this Agreement shall terminate and the Deposit (or so much thereof as has been posted as of such time) shall be returned to Purchaser, and neither party shall have any further right or claim hereunder, except with respect to those indemnity obligations which expressly survive termination of this Agreement. Seller covenants and agrees that during the term of this Agreement, it will not take or fail to take any action the result of which would cause title to the Real Property to differ from the approved condition of the title described in this Paragraph 2 (“Approved Condition of Title”). In the event Seller is required to or elects to cure any title objections, and is unable to do so within thirty (30) days of receiving Purchaser’s notice of objection, Purchaser shall within five (5) days from the lapse of such thirty (30) day cure period, elect by written notice to Seller to either (1) waive the title defect and proceed with Settlement, or (2) terminate this Agreement, in which event this Agreement shall terminate and the Deposit (or so much thereof as has been posted as of such time) shall be returned to Purchaser, and neither party shall have any further right or claim hereunder, except with respect to those indemnity obligations which expressly survive termination of this Agreement. Following any such termination, Purchaser shall return to Seller all documentation delivered to Purchaser by Seller as well as all studies prepared by or for Purchaser in connection with the Property, excluding architectural plans, financial analyses and other similar proprietary materials.
     3. Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00). The Purchase Price shall be paid by federal wire transfer of funds at and on the Settlement Date.
     4. Deposit.
          (a) Simultaneously with the execution and delivery hereof, Purchaser shall deliver to Loudoun Commercial Title, LLC, as escrow agent (the “Escrow Agent”) a deposit of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”) by check to the order of Escrow Agent to be held by Escrow Agent, in escrow, in a federally insured interest-bearing account at a financial institution designated by Purchaser (the “Escrow Account”). Provided Purchaser does not timely terminate this Agreement on or before the expiration of the Feasibility Study Period, not later than one business day subsequent to the expiration of the Feasibility Study Period Purchaser shall deliver to the Escrow Agent an additional deposit in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Additional Deposit”) to be placed by Escrow Agent in the Escrow Account. As used herein, the term “Deposit” shall include the Initial Deposit, the Additional Deposit and any accrued interest in the Escrow Account.
          (b) The Deposit shall, upon delivery to Seller at Settlement, be credited by Seller in favor of Purchaser as part of the Purchase Price or delivered to Purchaser or Seller in accordance with the terms hereof.
          (c) If this escrow shall be involved in any litigation or controversy, the parties hereto shall severally hold the Escrow Agent free and harmless against any cost or expense that may be suffered by it by reason of such litigation or controversy, other than due to its negligence or malfeasance. All such costs and expenses shall be paid by the party who does not prevail in such litigation. In addition, the party who prevails shall be indemnified against any cost or expense, including reasonable attorneys’ fees (both at trial and on appeal), and replacement of any depletion in the escrow funds, if such funds are ultimately to be paid to the prevailing party. This provision shall survive any termination of this Agreement.
          (d) In the event conflicting demands are made, or notices served, upon the Escrow Agent with respect to this escrow, the Escrow Agent shall have, without limitation, the following rights and obligations:
               (i) Withhold and stop all further proceedings in, and performance of this escrow for a reasonable period of time to permit resolution; or
               (ii) File a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights amongst themselves. In the event such interpleader suit is brought, and the escrow funds paid and/or delivered into court, the Escrow Agent shall ipso facto be fully released and discharged from all obligations to perform any and all duties or obligations relative to such funds which are imposed upon it by this Agreement.
          (e) The Escrow Agent, in its capacity as escrow agent, is not to be held liable for the sufficiency or correctness of the form, manner of execution or validity of any instrument that might be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, nor the failure of any other party to comply with any provisions of any agreement, contract or other instrument filed herein, and its duties hereunder shall be limited to the safekeeping of the money, instruments, or other documents received by it, and for the disposition of the same in accordance with the provisions of this Agreement, and for the discharge of its obligations specified in this Section.
          (f) Prior to the earlier of the Settlement or the termination of this Agreement in accordance with its terms, neither party shall have the right to withdraw any instruments or monies deposited by them with the Escrow Agent, except as herein specifically provided.
     5. Settlement. Settlement hereunder (the “Settlement”) shall take place at a location and time mutually acceptable to Purchaser and Seller on January 11, 2008 (the “Settlement Date”).
     6.  Settlement Deliveries.
          (a) At Settlement, Seller shall:

               (i) Deliver to the Title Company a good and sufficient special warranty deed (the “Special Warranty Deed”) conveying the Real Property in fee simple to Purchaser in accordance with the terms hereof;
               (ii) Execute and deliver to Purchaser and the Title Company an affidavit of Seller certifying that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1990, as amended;
               (iii) Execute and deliver to the Title Company a quit claim general assignment in a form to be agreed upon by Purchaser and Seller, assigning the Intangible Property, Permits and Plans to Purchaser, in accordance with the terms and conditions hereof (the “General Assignment”), to the extent the same is owned and assignable by Seller;
               (iv) Execute and deliver such other documents, including, but not limited to customary mechanic’s lien and owners’ affidavits, as may reasonably be required by the Title Company to consummate the transaction contemplated hereby; and
               (v) Execute a certificate reaffirming the truth and accuracy of Seller’s representation and warranties contained herein.
          (b) At Settlement, Purchaser shall:
               (i) Deliver, or cause to be delivered, to Seller the Purchase Price; and
               (ii) Execute and deliver such other documents as may reasonably be required by the Title Company to consummate the transaction contemplated hereby.
          (c) Upon Settlement, Seller and Purchaser shall each instruct the Title Company to promptly undertake all of the following in the following manner:
               (i) Prorate all matters referenced in Paragraph 7 based upon the settlement statement delivered and signed by the parties;
               (ii) Cause the Special Warranty Deed, and any other documents which the parties hereto may mutually direct, to be recorded in the Land Records of Loudoun County, Virginia, in the order directed by the parties;
               (iii) Following the recording of the Special Warranty Deed, disburse the Purchase Price to Seller and pay all items chargeable to the account of Purchaser pursuant hereto from funds deposited by Purchaser with Escrow Agent for payment thereof, and disburse the balance of such funds, if any, to Purchaser; and

               (iv) Deliver to Purchaser counterparts of the Special Warranty Deed and the General Assignment.
     7. Adjustments.
          (a) All items of income and expense relating to the Real Property, including, without limitation, real estate taxes, any assessments payable to any then currently and validly existing property owners’ association having jurisdiction over the Property (“POA”), all utilities, applicable to the Real Property, other operating charges, and any other matters customarily adjusted at settlement are to be adjusted between the parties as of the Settlement Date.
          (b) If Settlement shall occur before the tax rate or the assessed valuation of the Real Property is fixed for the then current year, and/or before the applicable Loudoun County assessment office records reflect the Real Property as a separate recorded lot, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation and/or pro rated based upon the acreage of the Real Property compared to the overall acreage assessed under the applicable tax bill, as applicable. Subsequent to Settlement, when the tax rate and the assessed valuation of the Real Property is fixed for the year in which Settlement occurs, and/or the Land is separately assessed, as applicable, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.
          (c) The agreements of Seller and Purchaser set forth in this Section 7 shall survive Settlement.
     8. Costs. Examination of title, title insurance, settlement fees, tax certificates, survey costs and notary fees shall be paid by Purchaser. Seller shall pay the Virginia Grantor’s Tax. Purchaser shall pay the state and county recordation taxes applicable to the deed of conveyance. Purchaser shall pay the cost of all recordation fees and any transfer and recordation tax applicable to financing instruments, if any. Each party shall be responsible for its own attorneys’ and other consultants’ fees and expenses.
     9. Brokers Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary, other than CB Richard Ellis (“Broker”) in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. Seller shall be solely responsible for the payment of any commission to Broker upon Settlement in accordance with the terms of a written agreement between Seller and Broker. No other commission shall be due and payable by Seller in connection with the purchase and sale of the Property.

     10. Conditions Precedent to Purchaser’s and Seller’s Obligations.
          (a) The Settlement and Purchaser’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, not later than the Settlement Date (unless otherwise provided), of the following conditions, and the obligations of the parties with respect to such conditions are as follows:
               (i) Seller shall have duly performed each and every agreement to be performed by Seller hereunder and Seller’s representations, warranties and covenants set forth in this Agreement shall be true and correct in all material respects as of the Settlement.
               (ii) Seller shall have delivered all of the items required to be delivered by Seller under the terms of this Agreement.
               (iii) Title to the Real Property shall not differ from the Approved Condition of Title.
               (iv) There shall be nothing extraordinary in the Proffers (as defined herein) which did not exist as of the Feasibility Study Period Termination Date, nor shall there exist or have been announced subsequent to the Feasibility Study Period Termination Date, any moratoria or similar growth control enactment that would prevent or materially delay or increase the cost of Purchaser obtaining all necessary approvals, including site plan approval, wetlands permits, zoning permits, building permits and VDOT entrance permits for the development of the Property as set forth in the Site Plan previously submitted by Seller to Loudoun County prepared by Urban, Ltd. entitled “Site Overview, Loudoun Parkway Center, Parcel M” dated September 21, 2007 (the “Purchaser’s Improvements”).
               (v) The development of Purchaser’s Improvements shall not require the performance of any off-site improvements other than as required by the Proffers (as defined herein) which did not exist as of the Feasibility Study Period Termination Date.
               (vi) Neither the performance of the Proffers (as defined herein) nor the construction of Purchaser’s Improvements shall require that Purchaser obtain any off-site easements or off-site right of way, that have not been obtained for the benefit of the Property (including with respect to the Shellhorn Road improvements).
     The conditions set forth in this Paragraph 10 are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall at all times have the right to waive any condition which is solely for the benefit of Purchaser. Such waiver or waivers shall be in writing. Any such waiver shall be deemed a release of Seller and any liability of Seller as a result of the failure of such condition.

          (b) In the event any of the conditions set forth in Paragraph 10 are not timely satisfied, deemed approved or waived, for a reason other than the default of Purchaser or Seller under this Agreement (provided that Seller’s inability to satisfy any such condition shall not be deemed a default hereunder), then:
               (i) This Agreement and the rights and obligations of Purchaser and Seller shall terminate, except as otherwise provided herein.
               (ii) The Escrow Agent shall return the Deposit to Purchaser.
          (c) Notwithstanding the foregoing, in the event that the failed condition is the condition set forth in Section 10(a)(vi) above, and Purchaser has not waived such condition as of the Settlement Date, Seller or Purchaser shall each have the unilateral right to extend the Settlement Date for a period of up to ninety (90) days in order to satisfy such condition (provided that Purchaser shall consummate Settlement within ten (10) days after the satisfaction thereof), upon the expiration of which extension period Purchaser shall again have the options as are set forth in Section 10(b) above.
     11. Condition of Property; Covenants.
          (a) Seller covenants as follows:
               (i) That until Settlement, except as otherwise permitted in accordance with the terms of this Agreement, Seller will (A) continue the operation of the Real Property in the manner in it is which currently operated, (B) not commit or knowingly permit to be committed any waste to the Real Property including any clearing of trees or removal of soil, (C) continue the insurance currently carried by Seller, or such replacements thereof, on the Real Property, in amounts and in such form as Seller may determine using commercially reasonable judgment, (D) pay, as and when due, all real estate taxes applicable to the Real Property, and (E) not place any encumbrance on the Real Property or grant any easement or dedicate any right of way affecting the Property which will survive Settlement hereunder;
               (ii) Not undertake to modify the zoning classification of the Real Property, except in connection with the Special Exception (as defined herein), nor make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any property owners association, any utility or any other person or entity that would in any manner be binding upon Purchaser or the Property after Settlement.
          (b) Seller makes the following representations and warranties, as of the date hereof, the accuracy in all material respects of each of which as of the date of Settlement is a condition precedent to Purchaser’s obligations hereunder:

               (i) Seller is the fee simple owner of the Property and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby;
               (ii) All requisite limited liability company action has been taken by Seller in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby;
               (iii) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal and binding obligations of Seller and are enforceable against Seller in accordance with their terms;
               (iv) Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and documents and instruments referenced herein will result in the material breach of any terms, conditions or provisions of, or constitute a material default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, lease or similar agreement to which Seller is a party and affecting the Real Property;
               (v) To the best of Seller’s knowledge, other than the Condemnation Action (as herein defined) there are no pending actions, suits, arbitrations, claims or proceedings, at law, in equity or otherwise, affecting all or any portion of the Property or in which Seller is a party by reason of Seller’s ownership of the Property. Seller has not received any notice of any violations of laws, ordinances, rules, rulings, orders, regulations or requirements noted or issued by any governmental or quasi-governmental bodies or entities having jurisdiction over or affecting the Property, nor does Seller have any knowledge of the same. It shall be a condition precedent to Purchaser’s obligations hereunder that there be no such violations pending at the time of Settlement except those disclosed to Purchaser in writing by Seller at least five (5) days prior to the Feasibility Study Period Termination Date.
               (vi) There are no maintenance contracts, service contracts, leases or any other contracts affecting or relating to the Real Property which will survive the Settlement other than the Permitted Exceptions;
               (vii) There do not exist any rights of first offer or refusal or options to purchase the Real Property or any portion thereof which have been granted by Seller;
               (viii) Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, and Seller will furnish the FIRPTA Certificate to Purchaser prior to the Settlement in accordance with the terms hereof;

               (ix) Other than the Condemnation Action, Seller has not received written notice of any pending or contemplated condemnation proceedings, or proceedings in lieu thereof, affecting all or any portion of the Property nor does Seller have any knowledge of any threat of the same.
               (x) Except as otherwise disclosed in those certain environmental reports covering the Real Property and within Seller’s possession, copies of which Purchaser acknowledges have previously been delivered to it, and are identified on Exhibit B attached hereto, Seller has not received written notice from any governmental authority having jurisdiction over the Property stating that the Property is in violation of any Environmental Law which remains uncured and to the best of Seller’s knowledge having done no independent investigation or inquiry other than obtaining the environmental reports provided to Purchaser, Seller has no knowledge of any violation of any Environmental Law. As used herein, “Environmental Law” means, collectively, (1) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (41 U.S.C. § 9601 et seq.) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), and the Toxic Substances Control Act, as amended (“TSCA”) (15 U.S.C. § 2601 et seq.); and (2) any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (A) pollution, (B) the protection or regulation of human health, natural resources or the environment, (C) the treatment, storage or disposal of Hazardous Materials, or (D) the emission, discharge, release or threatened release of Hazardous Materials into the environment. As used herein, “Hazardous Materials” means, collectively, any chemical, waste, or other material that is or contains (1) any “hazardous substance” as now or hereafter defined in § 101(14) of CERCLA or any regulations promulgated under CERCLA; (2) any “hazardous” or “toxic” waste as now or hereafter defined in RCRA or any regulations promulgated under RCRA; (3) any substance now or hereafter regulated by TSCA or any regulations, rule, order or requirement promulgated under TSCA; (4) petroleum, petroleum by products, gasoline, diesel fuel, or other petroleum hydrocarbons; (5) asbestos and asbestos-containing material in any form, whether friable or non-friable; (6) polychlorinated byphenyls; or (7) lead and lead-containing products;
               (xi) To the best of Seller’s knowledge, there are no unpaid assessments for public improvements constituting a lien on the Real Property; and
               (xii) Seller is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or whose name appears on the United States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons”, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.
               (xiii) To the best of Seller’s knowledge, except as set forth in any report identified on Exhibit B attached hereto, and having done no independent investigation or inquiry except obtaining such reports, there are no wetlands or similar environmentally sensitive areas on the Property, nor are there any archaeological, historic or grave sites on the Property.
               (xiv) No special assessments have been levied or are pending against the Property of which Seller has knowledge, and to the best of Seller’s knowledge, having done no independent investigation or inquiry, no such special assessments are threatened against all or any part of the Property.
               (xv) All bills and claims for labor performed or materials furnished to or for the benefit of the Property for the period prior to Settlement have been (or prior to the Settlement) will be paid in full and on the Settlement there shall be no mechanic’s liens or materialmen’s liens (whether or not perfected), on or affecting the Property.
               (xvii) On the date of Settlement, there will be no tenants or occupants of the Property or any part thereof.
          The representations and warranties contained in this Section 11(b) shall survive Settlement and recordation of the Special Warranty Deed but written notification of any claim arising therefrom must be received by Seller within twelve (12) months after the date of Settlement or such claim shall be forever barred and Seller shall have no liability with respect thereto. Further, provided Seller has not acted fraudulently or made an intentional misrepresentation, in no event will Seller’s liability for any breaches of any representations or warranties contained herein which are discovered (a) prior to Settlement exceed, in the aggregate, $100,000.00 or (b) subsequent to Settlement exceed, in the aggregate, $800,000.00. In no event shall Seller be liable to Purchaser for any consequential, exemplary, or punitive damages in respect of any such breach.
     Notwithstanding the fact that certain of Seller’s representations and warranties are limited to the best of Seller’s knowledge, the actual accuracy of such representation and warranty without such knowledge qualifier shall be a condition precedent to Purchaser’s obligations to consummate Settlement hereunder. In the event that a representation and warranty qualified to the best of Seller’s knowledge is not true at Settlement as a result of a change of circumstance or Seller obtaining knowledge of such inaccuracy, Purchaser’s sole remedy with respect to such failure of such representation and warranty shall be to terminate this Agreement and receive a return of its Deposit.
     Between the Effective Date and the Settlement, Seller will not, unless permitted by this Agreement or unless the Purchaser consents in writing, take any action or fail to take any action which would cause any of the representations and warranties made in this Agreement to become untrue; and will use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to Closing set forth in this Agreement. Provided that Seller has not acted in such a way to intentionally cause such condition to fail, the failure of any condition precedent shall in no event be deemed a default by Seller under this Agreement. In the event that, during the period between the execution of this

Agreement and the Settlement, Seller has actual knowledge of, learns of, or has a reason to believe that any of the above representations and warranties may cease to be true, Seller agrees to immediately give written notice to Purchaser of such circumstances. In the event that Purchaser has actual knowledge as of the Feasibility Study Period Termination Date that any of the above representations and warranties is not true and correct, and Purchaser fails to terminate this Agreement on or before the Feasibility Study Period Termination Date, such untrue representation or warranty of which Purchaser had actual knowledge shall be deemed modified as of such date to make such representation substantively accurate, and Purchaser shall have accepted such representation as so modified. Actual knowledge shall mean the actual knowledge of Joseph F. Siekierski and John Moone and not any other officer or employee of Purchaser or third parties.
     EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED IN ITS “AS-IS” “WHERE-IS” CONDITION ON THE SETTLEMENT DATE, “WITH ALL FAULTS” AND “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that in purchasing the Property, Purchaser has been given the opportunity to investigate and study the Property, including without limitation the opportunity to conduct its own physical and environmental inspections and other studies, and that, except as specifically set forth in this Agreement, Purchaser is not relying on any representation or warranty of Seller (or its representatives, agents or employees) regarding the condition of the Property. Except as specifically set forth in this Agreement, Seller specifically disclaims (i) making any such representation or warranty, and (ii) any obligation to perform or to bring the Property into compliance with any obligations under any governmental, developmental or other conditions whatsoever binding on the Property or any other property.
     Whenever a representation or warranty is made in this Agreement on the basis of the best of Seller’s knowledge, or whether Seller has received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed to Purchaser in writing with a heading “THIS CONTRADICTS A REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN THE AGREEMENT” and those facts in the land records of Loudoun County, and is made solely on the basis of actual, as distinguished from constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty thereof, of Jonathan Lischke and Ryan Wade, without attribution to such individuals of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties. So qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Jonathan Lischke and Ryan Wade or any other officer or employee of Seller or its members.
          (c) Purchaser makes the following representations and warranties, as of the date hereof, the accuracy in all material respects of each of which as of the date of Settlement is a condition precedent to Seller’s obligations hereunder:

               (i) Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby;
               (ii) As of the expiration of the Feasibility Study Period, all requisite corporate action has been taken by Purchaser in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby;
               (iii) This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legal and binding obligations of Purchaser and are enforceable against Purchaser in accordance with their terms;
               (iv) Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and documents and instruments referenced herein will result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, lease or similar agreement to which Purchaser is a party;
               (v) Purchaser shall not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Code of 1986 in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller; and
               (vi) Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or whose name appears on the Untied States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons”, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.
     12. Feasibility Study Period; Access. Purchaser shall have the right until 5:00 p.m. Eastern Time on December 17, 2007 (the “Feasibility Study Period”) to make such investigations, studies and tests with respect to the Property as Purchaser deems necessary or appropriate to determine the feasibility of purchasing the Property, in accordance with and subject to the provisions of that certain Access and Due Diligence Agreement between Purchaser and Seller dated as of September 12, 2007. If, during the Feasibility Study Period, Purchaser determines, in its sole discretion, that the Property is not acceptable to Purchaser or the purchase thereof is not feasible then Purchaser may, at any time prior to 5:00 p.m. Eastern Standard time on the final day of the Feasibility Study

Period (the “Feasibility Study Period Termination Date”), terminate this Agreement by written notice to Seller. Upon any timely termination of this Agreement as aforesaid, the Deposit shall be promptly returned to Purchaser, Purchaser shall return to Seller any documentation delivered to it by or on behalf of Seller, Purchaser shall deliver (without representation or warranty as to their accuracy but will disclose any inaccuracies of which Purchaser has actual knowledge) to Seller copies of all documentation, studies, information, data and other materials generated by or for Purchaser in connection with the Property (excluding architectural plans, financial analyses, and other similar proprietary materials) and neither party shall thereafter have any further rights or obligations hereunder other than those indemnity obligations which expressly survive termination of this Agreement. Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession), provided Seller has no actual knowledge of any inaccuracies in the same. It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller, provided Seller has disclosed any inaccuracies in the same of which Seller has actual knowledge. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information, provided Seller has disclosed any inaccuracies in the same of which Seller has actual knowledge. The foregoing is not intended and shall not be construed to affect or impair Purchaser’s rights or remedies for any breach of any representations or covenants of Seller set forth in this Agreement or in documents to be delivered by Seller at Settlement.
     13. Proffers. Purchaser acknowledges and agrees that Seller has disclosed that the Real Property and the owner of the Real Property is (and shall as a condition of development of the Real Property) be subject to various infrastructure construction (and/or payment in lieu of construction) obligations shown on the Proffers attached hereto as Exhibit C. Subsequent to Settlement, Seller shall have no obligation therefor. Seller acknowledges that Purchaser intends to obtain, prior to the expiration of the Feasibility Study Period, written confirmation from Loudoun County of what Proffers are the obligations of the Property, including what Proffers must be performed to develop the Property with the Purchaser’s Improvements.
     14. Condemnation. Seller has disclosed to Purchaser that the Property is subject to that certain action currently pending in the Circuit Court for Loudoun County, Virginia styled “Virginia Electric and Power Company v. Loudoun Land Venture, LLC, et. al., Case # 47183 (the “Condemnation Action”). In the event Seller receives notice of any other condemnation proceedings or notice of the intention of any governmental or quasi-governmental authority to initiate condemnation proceedings other than the Condemnation Action, or if any such proceedings commence, or an actual condemnation or taking of the Real Property or any portion thereof occurs other than with respect to or pursuant to the Condemnation Action, Seller will promptly notify Purchaser and Purchaser may, within ten (10) days thereafter (i) elect to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser and the parties shall be relieved of all further liability hereunder except as specifically set forth elsewhere in this Agreement; or (ii) if Purchaser does not elect to terminate this Agreement the condemnation award as well as any unpaid claims or rights in connection with such condemnation shall be assigned to Purchaser at Settlement, or, if paid to Seller prior to Settlement, shall be credited at Settlement against the Purchase Price. In the event Purchaser does not terminate this Agreement as aforesaid with respect to any such proceeding initiated after the date hereof, and specifically with respect to the Condemnation Action, Seller agrees that it shall neither negotiate nor compromise with such authority without Purchaser’s prior written consent. Purchaser shall be kept apprised of, and may participate in any negotiations with Dominion Power with respect to the Condemnation Action and prior to Settlement, Seller shall not enter into any agreement, make any conveyance to Dominion Power nor consent to any condemnation with Dominion Power without Purchaser’s written consent, including with respect to compensation or pole location. Purchaser shall have no right to terminate this Agreement pursuant to this Section 14 as a result of the Condemnation Action, provided that any condemnation proceeds received by Seller prior to Settlement (less Seller’s actual third party costs and expenses in the negotiation and recovery thereof) shall be credited to the Purchase Price due at Settlement (or if paid subsequent to Settlement shall be the property of Purchaser).
     15. Default.
          (a) If Purchaser shall fail or refuse to make Settlement hereunder for any reason other than a termination of this Agreement by either party as provided herein or a default by Seller under the terms of this Agreement, or in the event Purchaser fails to post any portion of the Deposit as required hereunder, the amount of damages not being ascertainable, the Deposit provided in Section 4 above shall be forfeited and the same shall forthwith be delivered by the Escrow Agent to Seller as liquidated damages. In the event of such default by Purchaser, Seller’s sole remedy shall be restricted to retention of said Deposit (or so much thereof as has been posted as of the time of such default), and Purchaser shall have no other responsibility or liability of any kind to Seller by virtue of such default. The foregoing shall not in any manner limit any indemnification obligation of Purchaser as may be contained herein.
          (b) If Seller, through no fault of Purchaser, shall fail to perform its obligations hereunder to make full settlement in accordance with the terms hereof or is otherwise in default hereunder, Purchaser shall have the right to (i) to terminate this Agreement and receive a return of the Deposit and the right to pursue an action to recover its actual third party out of pocket expenses in connection with the transaction contemplated hereby, in an amount not to exceed $100,000, or (ii) seek specific enforcement of the terms hereof (provided that no such action in specific performance shall seek to require Seller to do any of the following: (x) change the condition of the

Property or restore the same after any fire or other casualty; (y) expend money or post a bond to remove a title encumbrance of defect or correct any matter shown on a survey of the Property; or (z) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance of the Property (except for any consent required under Seller’s organizational documents or under any mortgage encumbering the Property); Purchaser hereby waiving any other right or remedy on account of such default. The limitation of remedies and damages as is set forth in Section 11(b) or this section shall not apply to any default by Seller discovered following Settlement; provided however that absent the fraud or intentional misrepresentation of Seller, Seller’s liability for any breach or default discovered subsequent to Settlement shall not exceed the sum of $800,000 in the aggregate. The foregoing limitation on remedies and damages shall not apply if Seller takes any affirmative act that renders the remedy of specific performance not available or practical such as the conveyance of the Property or an interest therein to another party, and in such case Purchaser shall be entitled to recover its actual damages; provided that in no event shall Purchaser be entitled to consequential, exemplary or punitive damages or damages for lost opportunity or lost profits. Except as set forth above, in no event shall Purchaser be entitled to an award of compensatory, consequential or other damages against Seller hereunder or on account of the Real Property.
          (c) In the event of any action brought by either party under the terms hereof, the prevailing party in such action shall be entitled to recover from the other its costs and expenses incurred in such action, including reasonable attorneys’ fees and court costs.
     16. Definition of “business day”. For purposes of this Agreement, the term “business day” as used herein shall mean all days of the week except for Saturday, Sunday and any other days which are declared federal bank holidays in Washington, D.C. If any period of time ends, or if any act is required to be performed, on a day other than a business day, then the applicable period of time shall be deemed to expire, or the date required for the performance of the appropriate obligation shall be deemed to be extended, on the next business day following the applicable date of performance.
     17. FIRPTA. The Foreign Investment in Real Property Tax Act (FIRPTA), IRC Section 1445, requires that every purchaser of U.S. real property must, unless an exemption applies, deduct and withhold from Seller’s proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are: (a) Seller provides Buyer with an affidavit, under penalty of perjury, that Seller is not a “foreign person,” as defined in FIRPTA, or (b) Seller provides Purchaser with a “qualifying statement,” as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Purchaser agree to execute and deliver as appropriate, any instrument, affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.
     18. Confidentiality. Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives (“Proprietary Information”) is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, if any, and then only upon Purchaser making such person aware of the confidentiality restriction. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase except as otherwise required by law. Neither Purchaser nor Seller shall make any public disclosure of the terms of this transaction without the prior written consent of the other. Notwithstanding any other term of this Agreement, the provisions of this Section 18 shall survive the termination of this Agreement.
     19. Miscellaneous.
          (a) Any and all notices, requests or other communications hereunder shall be deemed to have been duly given on the day of actual delivery thereof (as evidenced by receipt therefore) if in writing and if transmitted by hand delivery with receipt therefor, by recognized overnight courier, or by registered or certified mail, return receipt requested, or via facsimile transmission with a confirmation by the sending machine of receipt by the receiving machine, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Seller:	Loudoun Land Venture LLC c/o Cornerstone Real Estate Advisers LLC 180 Glastonbury Boulevard, Suite 401 Glastonbury, CT 06033 Attention: Linda Young Telephone: (860) 368-2825 Facsimile: (860) 368-2828

With copies to:	Cornerstone Real Estate Advisers LLC 180 Glastonbury Boulevard, Suite 401 Glastonbury, CT 06033 Attention: Northeast Regional Counsel Telephone: (860) 368-2822 Facsimile: (860) 368-2828

and to:	MidAtlantic Realty Partners, LLC 1133 21st Street, N.W. Suite 720 Washington, DC 20036 Attn: J. Richard Saas Telephone: 202-719-9000 Facsimile: 202-719-9050

and to:	Day Pitney LLP 242 Trumbull Street

Hartford, CT 06103
Attn: James A. McGraw
Telephone: (860)275-0180
Facsimile: ((860) 881-2467

To Purchaser:	National Rural Utilities Cooperative Finance Corporation 2201 Cooperative Way
Herndon, VA 20171-3025 Attn: Joseph F. Siekierski Telephone: (703) 709-6700 Facsimile: (703) 709-6744

and to:	Reed Smith, LLP 3110 Fairview Park Drive, Suite 1400 Falls Church, VA 22042 Attn: Benjamin F. Tompkins, Esquire Telephone: (703) 641-4268 Facsimile: (703) 641-4340

To Escrow Agent:	Loudoun Commercial Title, L.L.C. 108 South Street, SE, Suite G Leesburg VA 20175-3732 Attn: Mr. Robert M. Gordon Telephone: (703) 737 3800 Facsimile: (703) 737 3823
          (b) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.
          (c) The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.
          (d) This Agreement shall be effective as of the date of full and final execution and delivery hereof by Purchaser and Seller.
          (e) This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.
          (f) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Purchaser shall not be entitled to assign this Agreement without the prior written consent of Seller, which consent shall be given or withheld at Seller’s sole discretion. The foregoing notwithstanding, Purchaser shall have the right to assign this Agreement to an affiliate of Purchaser; provided that no assignment shall release the Purchaser herein named from any obligation or liability under this Agreement and any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. As used herein, “affiliate” means an entity controlled by or under common control with the Purchaser named herein. Any assignment in contravention of this provision shall be void.
          (g) This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Real Property and are intended to be an integration of all prior negotiations and understandings. Purchaser and its agents, and Seller and its agents, shall not be bound by any terms, conditions statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against with which it is sought to be enforced.
          (h) Neither Purchaser nor Seller shall make any public disclosure of the existence of this Agreement or the terms of this transaction, including specifically to any staff or official of Loudoun County, without the prior written consent of the other, except that Purchaser can discuss the transaction with Loudoun County Zoning officials as part of its due diligence and with members of the Loudoun County Board of Supervisors, provided that in each such event Seller shall be present at any such meetings (or have agreed telephonically or by e-mail that it need not be present), and further provided that no written communication shall be sent to any such zoning official or the Loudoun County Board of Supervisors (or any representative or agent thereof) unless and until the same has been approved by Seller which approval will be given or withheld within three (3) business days, and any disapproval shall include the revisions that would make such written communication acceptable to Seller (failure to respond in writing within such three (3) business day period shall be deemed disapproval); and except that Purchaser may discuss the transaction in confidence with prospective mortgagees.
          (i) The risk of loss to the Real Property shall remain with Seller and shall pass to Purchaser simultaneously with Seller’s delivery of a deed to the Real Property to Purchaser or Purchaser’s agent at Settlement and Purchaser’s delivery of the Purchase Price to the settlement agent.
          (j) Except as otherwise expressly provided herein for survival, Purchaser’s acceptance of the deed shall be deemed a discharge of all of the obligations of Seller and Purchaser hereunder and except as otherwise expressly provided herein for survival all of Seller’s and Purchaser’s representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at Settlement and shall not survive Settlement.

          (k) The Exhibit attached hereto is hereby incorporated herein by this reference for all purposes and is as follows:
A — Description of Real Property
B — List of Environmental Reports
C — Proffers
          (l) If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
          (m) The parties agree that any action hereunder or otherwise related to the Real Property shall be tried by judge and not by jury, each hereby waiving any right to claim or demand a jury trial in connection herewith.
          (n) Neither party shall be entitled to record this Agreement or any memorandum or short form hereof in any public record.
     20. Special Exception.
          Seller hereby discloses to Purchaser that it is pursuing a Special Exception (the “Special Exception”) to permit certain retail uses on the Property and agrees to include Purchaser in any meetings with Loudoun County staff or officials with respect to such Special Exception. Seller shall provide to Purchaser within three (3) business days following contract execution a complete copy of the Special Exception application and thereafter within three (3) business days of receipt, any County staff referrals. Any proposed resubmissions or responses to County referrals shall be provided to Purchaser prior to their submission to Loudoun County for their reasonable comment, but not approval. Following the expiration of the Feasibility Study Period, Purchaser shall be entitled to participate in all negotiations with County staff and officials regarding the Special Exception any modifications to any submission materials and Purchaser shall be permitted to determine whether or not such Special Exception should go forward to public hearings before the Planning Commission and/or the Board of Supervisors (provided that Purchaser shall not have the right to cause the withdrawal of the Special Exception). Any development conditions associated with such Special Exception shall be subject to Purchaser’s approval in its sole discretion. Seller acknowledges that Purchaser would in all likelihood not develop the Property as shown on the Special Exception and agrees that the Special Exception shall not be taken to a Public Hearing during the pendency of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER: LOUDOUN LAND VENTURE LLC,
By:	Cornerstone Real Estate Advisers LLC,
its manager

By:	/s/ Linda H. Young
Name:	Linda H. Young
Title:	Vice President
Date: November 28, 2007

PURCHASER: NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association
By:	/s/ John T. Evans
Name:	John T. Evans
Title:	Senior Vice President
Date: November 28, 2007
     Escrow Agent joins in the execution hereof for the purposes of evidencing its acknowledgment of and agreement to hold and dispose of the Deposit as set forth herein.

ESCROW AGENT: LOUDOUN COMMERCIAL TITLE, LLC
By:	/s/ ROBERT M. GOROON
Name:	ROBERT M. GOROON
Title:	President
Date: 11/30/2007

EXHIBIT A
ALL THAT CERTAIN lot or parcel of land situate, lying and being in Loudoun County, Virginia, being more particularly described as follows:
Parcel M, Area 1, containing 26.7167 acres, more or less and Parcel M, Area 2, containing 0.9010 acres, more or less, as shown on a plat entitled “Boundary Line Adjustment thru Loudoun Parkway Center” recorded as Instrument No. 200410260114758 among the land records of Loudoun County, Virginia.

EXHIBIT B
1.	Phase I Environmental Site Assessment Update, Loudoun Parkway Center, Parcel M, Ashburn, Virginia prepared by ECS LLC Mid-Atlantic (ECS Project No. 12853) dated October 20, 2006.
2.	Phase I Environmental Site Assessment dated December 11, 2006 prepared by URS Corporation, Job # 38616261
3.	Threatened and Endangered Species Records Review, Loudoun Parkway Center, Parcel M, Loudoun County, Virginia, prepared by ECS Mid-Atlantic (ECS Project No. 12853-A) dated October 26, 2006.